UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                              WASHINGTON, D. C. 20549

                                                    FORM 12B-25

                                            NOTIFICATION OF LATE FILING


Commission File Number:   33-25126-D

    /_/ Form 10-K /_/ Form 20-F /_/ Form 11-K /X/ Form 10-QSB /_/ Form N-SAR

For Period Ended: September 30, 2004

(Check One):
                              [_] Transition Report on Form 10-K
                              [_] Transition Report on Form 20-F
                              [_] Transition Report on Form 11-K
                              [_] Transition Report on Form 10-Q
                              [_] Transition Report on Form N-SAR

For the Transition Period Ended:________________________

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NOTHING  IN THIS  FORM  SHALL BE  CONSTRUED  TO IMPLY  THAT THE  COMMISSION  HAS
VERIFIED ANY INFORMATION CONTAINED HEREIN.


Copies of Communications Sent to:

                                            Wayne Hartke
                                            The Hartke Building
                                            7637 Leesburg Pike
                                            Falls Church, VA 22043

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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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                        PART I -- REGISTRANT INFORMATION

                        BIO-SOLUTIONS INTERNATIONAL, INC.
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                             Full Name of Registrant

                                       N/A
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                            Former Name if Applicable

                                1161 James Street
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            Address of Principal Executive Office (Street and Number)

                              Hattiesburg, MS 39402
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                            City, State and Zip Code


                       PART II -- RULES 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K, or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [_] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

     The Registrant's Quarterly Report on Form 10-QSB for period ending September 30, 2004 could not be filed within the prescribed time period because the report and financial statements could not be completed, then reviewed by the Company's independent auditor in time without unreasonable effort and expense.



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                           ART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

Wayne Hartke                 (703)       734-2810
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(Name)                    (Area Code)    (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no, identify report(s).

    [X] Yes     [_] No


(3) Is it anticipated that any significant change in results or operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

    [_] Yes     [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if separate, state the reasons why a reasonable estimate of the results cannot be made.


                                   SIGNATURES


                        BIO-SOLUTIONS INTERNATIONAL, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    November 15, 2004

                                   /s/ Louis H. Elwell, III
                                   ------------------------------
                                   Louis H. Elwell, III
                                   Sole Officer and Director